EXHIBIT 10.8
                                TALENT AGREEMENT

     This Talent Agreement is between Gina Mouery, a/k/a. Gina D., hereafter referred to as "Gina," whose address is 635 Samantha Lane, Lake Mary, FL 32746, and Raven Moon International, Inc., hereafter referred to as RMOO located at 120 International Parkway, Suite 220, Heathrow, FL 32746.

FOR VALUABLE CONSIDERATION BOTH PARTIES AGREE AS FOLLOWS:

1. Grant of Exclusive License. Gina hereby grants RMOO an exclusive, world-wide license ("License") to use her name, likeness and performance for a television series to be produced by RMOO and distributed by DLT Entertainment, Ltd.. This License shall authorize RMOO to grant one or more sublicenses to produce merchandise using Gina's image, performance and likeness throughout the world on television, videos, CD's, music and spoken word, on the Internet or any other media now known or unknown from productions to be produced by RMOO. The term of this exclusive license shall be for ten (10) years commencing January 1, 2001.

2. Obligations of RMOO and Compensation. As compensation for the grant of the License, RMOO agrees as follows:

     A. To produce a series of half-hour episodes of a program entitled "Gina D's Kids Club" and Christian Videos in which Gina shall appear as the on camera hostess.

     B. In addition to other compensation and expenses to be paid and reimbursed as determined by the Company from the production or promotional budgets for the use of her time in the recording studio, sound stage, development meetings and for personal appearances to promote the program, RMOO agrees to pay Gina the following:

        (i) a minimum monthly advance of $2,000 against One Percent (1%) of any and all Gross Revenues specifically from this project received by RMOO from any source/any media throughout the world from any and all program sales, merchandising sales, licensing fees and advances received by RMOO during the term of this Agreement or options to this Agreement and for ten years after the conclusion of this Agreement or options to this Agreement.

        (ii) RMOO shall grant Gina options to purchase up to 10,000,000 shares of RMOO common stock during five (5) years period, for a total of 10,000,000 options. The options shall be exercised beginning January 1, 2001. Each option shall have an exercise price of $0.02 per share. These shares shall be free trading shares which shall be delivered upon S-8 filings or piggyback and registered with RMOO's registered public offering (whichever occurs first). These shares shall be for services rendered during the development stage of the program called "Gina D's Kids Club" and for the right to use the registered name "Gina D" for a ten year period beginning on the date of this agreement.

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        (iii) RMOO promptly shall reimburse Gina for all reasonable costs and expenses, including, but not limited to, travel, lodging and meals, and other legitimate expenses incurred by her in the promotion of the program. All expenses shall be properly documented and a detailed expense report submitted monthly with a request for reimbursement. All expenses shall require advance approval by RMOO.

        (iv) Either a reimbursement or direct payment of $635 per month for a leased car during the first two years of this agreement.

3. Grant of Option by Gina. Gina agrees to grant RMOO, One Option for an additional ten year period at the same compensation terms as stated above in 2.B. (i) through (iv) above.

4.   Miscellaneous.


     4.1 Entire Agreement. This Agreement comprise the entire agreement between the parties hereto with respect to the subject matter hereof, and as of the date of this contract, supersedes, cancels and annuls any and all prior agreements between the parties hereto with respect to the subject matter of this Agreement.

     4.2 Severability. If all of any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any portion so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such portion to the fullest extent possible while remaining lawful and valid.

     4.3 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and personal representatives. RMOO may assign this Agreement to any successor or assignee to its business or the business of the RMOO without the written consent of Gina. Gina may not assign, pledge, or encumber her interest in this Agreement, or any part thereof, without the written consent of RMOO; provided, however, Gina may, without RMOO's prior consent, assign her rights to payment hereunder.

     4.4 Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of RMOO and Gina. No failure or delay on the part of either party to this Agreement in the exercise of any power or right, and no course of dealing between the parties hereto, shall operate as a waiver of such power or right. Nothing contained in this Agreement and no action or waiver by any party hereto shall be construed to permit any violation of any other provision of this Agreement or any other document or operate as a waiver by such party of any of her or its rights under any other provision of this Agreement.

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     4.5 Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original, and all of which, taken together, shall constitute one and the same agreement.

     4.6 Consent to Jurisdiction; Venue. This Agreement shall be governed by, and construed in accordance with the laws of the State of Florida. The parties covenant and agree any dispute arising under this Agreement shall be settled by mediation and/or arbitration in Seminole County, Florida. The expenses of any such mediation or arbitration shall be shared equally by the parties.


Dated           1/3/01
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ACCEPTED AND AGREED TO:


/s/  Gina Mouery                            /s/  Joey DiFrancesco
---------------------------                 -------------------------
     Gina Mouery a.k.a. Gina D.                  Joey DiFrancesco, President
                                                 Raven Moon International, Inc.